Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in this Current Report on Form 8-K/A of Cleveland-Cliffs Inc dated October 15, 2007, of our report dated October 15, 2007, related to the financial statements of PinnOak Resources, LLC as of December 31, 2006 and for the year then ended, which report expresses an unqualified opinion.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

October 15, 2007

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